Exhibit 10.39

April 9, 2003

Glen Y. Sato

1470 Kings Lane

Palo Alto, CA 94303

Dear Glen:

On behalf of Protein Design Labs, Inc., subject to approval by the PDL Board of Directors, I am pleased to extend to you an offer for the position of Senior Vice President and Chief Financial Officer, reporting to Mark McDade, Chief Executive Officer.

The monthly salary for this position is $25,833.34 ($310,000.00/annually).  We offer our employees an attractive benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage.

In addition, PDL is prepared to offer you a hiring bonus of $100,000.00 payable and included with your first paycheck from PDL.  If your employment with PDL is terminated for any reason prior to your first anniversary with PDL, the entire $100,000.00 will be immediately due and payable to PDL.  If your employment with PDL is terminated for any reason after your first anniversary and prior to your second anniversary, $50,000.00 will be immediately due and payable to PDL.

Finally, in addition to our salary and benefits packages, I am pleased to offer to you options to purchase 250,000 shares of Protein Design Labs Common Stock under a PDL stock option plan.  This offer is subject to the approval of the Board of Directors and your execution of our standard Stock Option Agreement.  The options will vest over four years, with one-fourth of the options vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years.  The exercise price will be equal to the fair market value of the stock at the close of the market on the date you join PDL.

In the event that your employment is terminated by PDL without Cause (as defined in the ERSP) and if you execute and deliver to the Company, within thirty (30) days following such termination, a general release of all known and unknown claims against the Company existing as of the date of execution of the release, in a form reasonably satisfactory to the Company (which release shall also obligate you to refrain from soliciting employees, contractors, vendors, strategic partners, and customers to terminate their relationships with the Company), you will be entitled to (x) salary and bonus continuation at the same level as the most recently awarded bonus or at the maximum bonus rate if such termination occurs prior to your first bonus, but excluding other employment benefits, for six months or until you accept a full time position with another company, whichever occurs first, from the date of such termination, less standard withholdings and deductions; and (y) if such termination occurs prior to the end of your first year of employment, then the vesting of one-fourth of the Options (i.e., options to purchase 62,500 shares) will be accelerated as of the date of such termination.

For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire.

As a Protein Design Labs employee, you are free to resign at any time, just as Protein Design Labs is free to terminate your employment at any time, with or without cause.

To indicate your acceptance of our offer, please sign and date one copy of this letter in the space provided below and return it to Bernie Pangelinan, in the enclosed envelope by the date indicated below.  This letter, along with an agreement relating to proprietary rights between you and PDL, sets forth the terms of your employment with PDL and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by PDL and by you.

We are very excited at the prospect of your joining Protein Design Labs as a key contributor. This offer will remain open until April 14, 2003, at which time it will expire if not previously accepted.  A start date will be determined by April 14, 2003, as well.

Sincerely,

/s/ Mark McDade	/s/ Glen Y. Sato
Mark McDade	Glen Y. Sato
Chief Executive Officer
4/10/2003
Date